Exhibit 10.2
EXECUTIVE EMPLOYMENT AGREEMENT
     This Executive Employment Agreement (“Agreement”) is made effective as of August 18, 2009 (“Effective Date”), by and between JDA Software Group, Inc., a Delaware corporation (“Company”) and Jason B. Zintak (“Executive”) (either party individually, a “Party”; collectively, the “Parties”).
     WHEREAS, Company desires to retain the services of Executive as Executive Vice President, Sales & Marketing;
     WHEREAS, the Parties desire to enter into this Agreement to set forth the terms and conditions of Executive’s employment by Company and to address certain matters related to Executive’s employment with Company;
     NOW, THEREFORE, in consideration of the foregoing and the mutual provisions contained herein, and for other good and valuable consideration, the Parties hereto agree as follows:
     1. Employment. Company hereby employs Executive, and Executive hereby accepts such employment, upon the terms and conditions set forth herein.
     2. Duties.
          2.1 Position. Executive is hereby employed as Executive Vice President, Sales & Marketing of the Company. In his capacity as Executive Vice President, Sales & Marketing, Executive shall report directly to the Company’s Chief Executive Officer (“CEO”), and shall have the duties and responsibilities assigned by the CEO as may be reasonably assigned from time to time. Executive shall perform faithfully and diligently all duties assigned to Executive. Executive shall be a member of the JDA Leadership Team.
          2.2 Standard of Conduct/Full-time. During the term of this Agreement, Executive will act loyally and in good faith to discharge the duties of Executive Vice President, Sales & Marketing, and will abide by all policies and decisions made by Company, as well as all applicable federal, state and local laws, regulations or ordinances. Executive will act solely on behalf of Company at all times. Executive shall devote Executive’s full business time and efforts to the performance of Executive’s assigned duties for Company, unless Executive notifies the CEO in advance of Executive’s intent to engage in other paid work and receives the CEO’s express written consent to do so; provided, however, that Executive shall not need such consent to (A) serve on civic or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions and (C) manage personal investments, so long as such activities do not significantly interfere with the performance of Executive’s responsibilities as an employee of the Company in accordance with this Agreement. Executive shall also not need consent to serve as a member of the board of directors of one (1) company which is not a Restricted Business (as defined in Section 9.2) any time after 12 months following the Effective Date.
          2.3 Work Location. Executive will initially continue to reside in and work from Atlanta, Georgia. Executive agrees to relocate to Scottsdale within a reasonable period of time. The Company will be flexible on the timeline, giving due consideration to the current real estate market and its impact on Executive’s personal, residential real estate holdings in Atlanta. Commencing twelve (12) months after the Effective Date, Company will have the right to require Executive to relocate to Company’s corporate headquarters in Scottsdale, Arizona upon twelve (12) months prior written notice. Executive will be eligible for relocation benefits pursuant to JDA’s relocation program.

     3. At-Will Employment. Executive’s employment with the Company is at-will and not for any specified period and may be terminated at any time, with or without cause (as defined below) or advance notice, by either Executive or the Company subject to the provisions regarding termination set forth below in Section 7. Any change to the at-will employment relationship must be by specific, written agreement signed by Executive and the Company, and must be approved by the Company’s CEO and the Company’s Board of Directors. Nothing in this Agreement is intended to or should be construed to contradict, modify or alter this at-will relationship
     4. Compensation.
          4.1 Base Salary. As compensation for Executive’s performance of Executive’s duties hereunder, Company shall pay to Executive a salary of $375,000 per year (“Base Salary”), payable in equal monthly installments and in accordance with the normal payroll practices of Company, less required deductions for state and federal withholding tax, social security and all other employment taxes and authorized payroll deductions.
          4.2 Equity. As an inducement to join the Company, Executive will receive the following equity awards (the “Inducement Awards”): (a) an award of 50,000 restricted stock units subject to the terms and conditions set forth in the Notice of Grant of Restricted Stock Units and Restricted Stock Units Agreement attached hereto as Exhibit A-1, (b) an award of 50,000 restricted stock units that will vest over three years based upon the achievement of performance milestones to be agreed upon by the Company and Executive within 90 days of the commencement of Executive’s employment with the Company subject to the terms and conditions set forth in the Notice of Grant of Restricted Stock Units and Restricted Stock Units Agreement, substantially in the form attached hereto as Exhibit A-2, and (c) an award of 30,000 performance shares subject to the terms and conditions set forth in the Notice of Grant of Performance Shares and 2009 Performance Share Agreement attached hereto as Exhibit A-3. Unless otherwise requested by Executive reasonably in advance of the date on which any tax withholding obligation arises, the Company will satisfy its tax withholding obligation with respect to the Inducement Awards as set forth in the applicable agreements attached in such exhibits. Subject to approval by Company’s Board of Directors (the “Board”), Company may from time to time grant to Executive various forms of equity awards of Company’s common stock (the “Equity Awards”); provided, however, that for the Company’s 2010, 2011 and 2012 fiscal years, Executive shall be guaranteed a target award of 50,000 performance shares pursuant to the Company’s annual performance share program. The Equity Awards will be subject to the terms and conditions of Company’s 2005 Performance Incentive Plan, or any other subsequent employee equity plan approved in the future by the Board and, if applicable, the Company’s shareholders, as designated by the Board (the “Plan”). The Inducement Awards and the Equity Awards will be subject to the terms and conditions contained in the applicable forms of award agreement adopted by the Board and certain vesting acceleration provisions described in this Agreement.
          4.3 Incentive Compensation. In addition, Executive will also be eligible to receive annual incentive compensation subject to the terms and conditions contained in the Executive Bonus Plan, which is approved by the Board and is subject to amendment from time to time by the Board in its sole and absolute discretion (a “Bonus”). For 2009, the Company will guarantee that Executive will receive a minimum Bonus equal to 50% of the portion of Executive’s annual target bonus rate of $450,000, prorated for the actual time Executive is employed by the Company during 2009. For subsequent fiscal years, Executive will have a minimum annual target Bonus of $450,000. Unless otherwise provided herein, the payment of any Bonus pursuant to this Section 4.3 shall be made in accordance with the normal payroll practices of Company, less required deductions for state and federal withholding tax, social security and all other employment taxes and authorized payroll deductions.

          4.4 Performance and Salary Review. The Board will periodically review Executive’s performance on no less than an annual basis. Adjustments to Base Salary or other compensation, if any, will be made by the Board in its sole and absolute discretion.
     5. Customary Fringe Benefits and Facilities. Executive will be eligible for all customary and usual fringe benefits generally available to executives of Company subject to the terms and conditions of Company’s benefit plan documents. Notwithstanding the Company’s policies, Executive will receive four (4) weeks of paid vacation annually. Company reserves the right to change or eliminate the fringe benefits on a prospective basis, at any time, effective upon notice to Executive; provided, however, that during the period of employment under this Agreement, Executive and his spouse and eligible dependents shall be entitled to receive all benefits of employment generally available to other members of Company’s management and those benefits for which key executives are or shall become eligible, when and as Executive becomes eligible therefore, including, without limitation, group health, life and disability insurance benefits and participation in Company’s 401 (k) plan.
     6. Business Expenses. Executive will be reimbursed for all reasonable, out-of pocket business expenses incurred in the performance of Executive’s duties on behalf of Company. To obtain reimbursement, expenses must be submitted promptly with appropriate supporting documentation in accordance with Company’s policies. Any reimbursement Executive is entitled to receive shall (a) be paid no later than the last day of Executive’s tax year following the tax year in which the expense was incurred, (b) not be affected by any other expenses that are eligible for reimbursement in any tax year and (c) not be subject to liquidation or exchange for another benefit.
     7. Termination of Executive’s Employment.
          7.1 Termination for Cause or Disability by Company; Death. Company may terminate Executive’s employment immediately at any time for Cause or following Executive’s Disability (as defined below). Executive’s employment shall terminate automatically upon Executive’s death. For purposes of this Agreement, “Cause” is defined as: (a) theft, dishonesty, or intentional falsification of any employment or Company records; improper disclosure of Company’s confidential or proprietary information; (b) Executive’s conviction (including any plea of guilty or nolo contendere) for any criminal act that materially impairs his ability to perform his duties for Company; (c) willful misconduct or breach of fiduciary duty for personal profit by Executive, (d) Executive’s material failure to abide by the Company’s code of conduct or code of ethics policies resulting in demonstrable injury to the Company or its reputation, or (e) a material breach of this Agreement by Executive which is not cured within thirty (30) days of receipt by Executive of reasonably detailed written notice from Company. For purposes of this Agreement, “Disability” shall have the meaning assigned to it in the group long term disability insurance policy maintained by the Company for the benefit of its employees. In the absence of such a policy, “Disability” means that, as a result of Executive’s mental or physical illness, Executive is unable to perform (with or without reasonable accommodation in accordance with the Americans with Disabilities Act) the duties of Executive’s position pursuant to this Agreement for a continuous period of three (3) months. In the event Executive’s employment is terminated in accordance with this Section 7.1, Executive shall be entitled to receive only unpaid Base Salary then in effect, prorated to the date of termination, together with any amounts to which Executive is entitled pursuant to Sections 5 or 6 hereof. All other Company obligations to Executive pursuant to this Agreement will become automatically terminated and completely extinguished. Except as specifically set forth in this Section 7.1, Executive will not be entitled to receive the Severance Benefits described in Section 7.2, below.
          7.2 Termination Without Cause by Company; Severance. Company may terminate Executive’s employment under this Agreement without Cause at any time on sixty (60) days’ advance written notice to Executive. In the event of such termination, Executive will receive the unpaid Base

Salary then in effect, prorated to the effective date of termination, together with any amounts to which Executive is entitled pursuant to Sections 5 or 6 hereof. In addition, the Company shall (X) pay a lump sum on the forty-fifth (45th) day following such termination in an amount equal to his Base Salary for twenty-four (24) months from the termination date plus one year’s target Bonus pursuant to Section 4.3 of this Agreement for the calendar year during which the termination occurs, calculated based on the Bonus that would be paid to Executive if he had not been terminated and if all performance based milestones were achieved at the 100% level by both Company and the Executive, such Bonus to be, solely for the purpose of defining Severance Benefits, not less than $450,000; and (Y) cause the immediate acceleration of the vesting of all outstanding earned-but-unvested Equity Awards (such amounts and accelerated vesting, together with any amounts to which Executive is entitled pursuant to Sections 5 or 6 hereof as of the date of termination, shall be referred to herein as the “Severance Benefits”), provided that (A) Executive executes a full general release, releasing all claims, known or unknown, that Executive may have against Company arising out of or any way related to this Agreement or Executive’s employment or termination of employment with Company and such release has become effective in accordance with its terms prior to the forty-fifth (45th) day following such termination, in substantially the form attached hereto as Exhibit A, or in another form that is acceptable to Company in its sole discretion, and (B) the Severance Benefits shall be subject to Section 7.6 below. For purposes of this agreement, an “earned-but-unvested Equity Award” means an Equity Award or any portion thereof that remains subject to a substantial risk of forfeiture until both (i) one or more applicable corporate financial or other business performance goals have been satisfied and (ii) Executive’s service with the Company has continued through a specified date, and with respect to such Equity Award the condition specified in clause (i) of this sentence has been satisfied but the condition specified in clause (ii) of this sentence has not been satisfied. All other Company obligations to Executive will be automatically terminated and completely extinguished upon termination of employment. The provisions of this Section 7.2 shall not apply to termination of Executive’s employment by reason of death or Disability.
          7.3 Termination for Good Reason by Executive; Severance. Executive may terminate Executive’s employment under this Agreement for Good Reason (defined below) at any time on five (5) days’ advance written notice to Company given within one hundred eighty (180) days following the initial existence of a condition constituting Good Reason. In the event of such termination for Good Reason, Executive will receive the unpaid Base Salary then in effect, prorated to the effective date of termination together with any amounts to which Executive is entitled pursuant to Sections 5 and 6 hereof. In addition, Executive will be entitled to receive the Severance Benefits described in Section 7.2, above, provided that Executive complies with the conditions to receiving the Severance Benefits described in Sections 7.2(A) and 7.2(B), above. All other Company obligations to Executive will be automatically terminated and completely extinguished upon termination of employment. For purposes of this Agreement, “Good Reason” is defined as the occurrence and continuation of any of the following conditions, provided that Executive has delivered written notice to the Company of such condition within ninety (90) days after its initial existence and the Company has failed to cure such condition within thirty (30) days following such written notice:
                    (a) a material, adverse change in Executive’s authority, responsibilities or duties;
                    (b) the relocation of Executive’s work place for Company over Executive’s written objection, to a location more than thirty (30) miles from (i) Atlanta, Georgia, prior to Executive’s relocation to Scottsdale, Arizona, or (ii) Scottsdale, Arizona, following Executive’s relocation as contemplated by Section 2.3;
                    (c) a failure to pay, or any material reduction of Executive’s Base Salary or Executive’s Bonus without Executive’s written consent (subject to applicable performance requirements with respect to the actual amount of Bonus earned by Executive); or

                    (d) any material breach of this Agreement by Company that is not cured within thirty (30) days of Company’s receipt of written notice from Executive specifying the material breach of this Agreement.
          7.4 Voluntary Resignation by Executive. Executive may voluntarily resign Executive’s position with Company for any reason, at any time after the Effective Date, on five (5) days’ advance written notice. In the event of Executive’s resignation, Executive will be entitled to receive only the Base Salary for the five-day notice period and no other amount (other than amounts to which Executive is entitled pursuant to Section 5 or 6 hereof). All other Company obligations to Executive pursuant to this Agreement will become automatically terminated and completely extinguished upon termination of employment. In addition, Executive will not be entitled to receive any other Severance Benefits described in Section 7.2, above. The provisions of this Section 7.4 shall not apply to Executive’s resignation for Good Reason.
          7.5 Forfeiture of Severance Benefits. The right of Executive to receive or to retain Severance Benefits pursuant to Section 7.2 or Section 7.3 shall be subject to Executive’s continued compliance with the Covenants (as defined in Section 12). In the event that Executive breaches any of the Covenants, the Company shall have the right to (a) terminate any further provision of Severance Benefits not yet paid or provided, (b) seek reimbursement from Executive for any and all such Severance Benefits previously paid or provided to Executive, (c) recover from Executive all shares of stock of the Company the vesting of which was accelerated by reason of the Severance Benefits (or the proceeds therefrom, reduced by any exercise or purchase price paid to acquire such shares), and (d) to immediately cancel all Equity Awards the vesting of which was accelerated by reason of the Severance Benefits.
     8. No Conflict of Interest. During the term of Executive’s employment with Company, Executive must not engage in any work, paid or unpaid, that creates an actual or potential conflict of interest with Company. If the Board reasonably believes such a conflict exists during the term of this Agreement, the Board may ask Executive to choose to discontinue the other work or resign employment with Company.
     9. Post-Termination Non-Competition.
          9.1 Consideration For Promise To Refrain From Competing. Executive agrees that Executive’s services are special and unique, that Company’s disclosure of confidential, proprietary information and specialized training and knowledge to Executive, and that Executive’s level of compensation and benefits are partly in consideration of and conditioned upon Executive not competing with Company. Executive acknowledges that such consideration is adequate for Executive’s promises contained within this Section 9.
          9.2 Promise To Refrain From Competing. Executive understands Company’s need for Executive’s promise not to compete with Company is based on the following: (a) Company has expended, and will continue to expend, substantial time, money and effort in developing its proprietary information; (b) Executive will in the course of Executive’s employment develop, be personally entrusted with and exposed to Company’s proprietary information; (c) both during and after the term of Executive’s employment, Company will be engaged in the highly competitive retail demand chain software industry; (d) Company provides products and services nationally and internationally; and (e) Company will suffer great loss and irreparable harm if Executive were to enter into competition with Company. Therefore, in exchange for the consideration described in Section 9.1 above, Executive agrees that for the period of nine (9) months following the date Executive ceases to render services to Company (the “Covenant Period”), Executive will not either directly or indirectly, whether as an owner, director, officer, manager, consultant, agent or employee: (i) work for a competitor of Company, which is defined to include those entities or persons in the business of developing, marketing, selling and supporting software specifically designed for businesses in the retail and consumer packaged goods markets in any country in which Company does business (the “Restricted Business”) or (ii) make or hold during the Covenant Period any investment in any Restricted Business, whether such investment be by way of loan, purchase of stock or otherwise, provided that there shall be excluded from the foregoing the ownership of not more than 1% of the listed or traded stock of any publicly held corporation. For purposes of this Section 9, the term “Company” shall mean and include Company, any subsidiary or affiliate of Company, any successor to the business of Company (by merger, consolidation, sale of assets or stock or otherwise) and any other corporation or entity of which Executive may serve as a director, officer or employee at the request of Company or any successor of Company. For the avoidance of doubt, Restricted Business shall not include a company that develops, markets, sells or supports software that applies to a variety of vertical markets (“Cross Vertical Solutions”) where the company may have customized its Cross Vertical Solutions for the retail and consumer packaged goods markets, but does not have software that is primarily targeted to the retail and consumer packaged goods markets.
          9.3 Reasonableness of Restrictions. Executive represents and agrees that the restrictions on competition, as to time, geographic area, and scope of activity, required by this Section 9 are reasonable, do not impose a greater restraint than is necessary to protect the goodwill and business interests of Company, and are not unduly burdensome to Executive. Executive expressly acknowledges that Company competes on an international basis and that the geographical scope of these limitations is reasonable and necessary for the protection of Company’s trade secrets and other confidential and proprietary information. Executive further agrees that these restrictions allow Executive an adequate number and variety of employment alternatives, based on Executive’s varied skills and abilities. Executive represents that Executive is willing and able to compete in other employment not prohibited by this Agreement.
          9.4 Reformation if Necessary. In the event a court of competent jurisdiction determines that the geographic area, duration, or scope of activity of any restriction under this Section 9 and its subsections is unenforceable, the restrictions under this section and its subsections shall not be terminated but shall be reformed and modified to the extent required to render them valid and enforceable. Executive further agrees that the court may reform this Agreement to extend the Covenant Period by an amount of time equal to any period in which Executive is in breach of this covenant.
     10. Confidentiality and Proprietary Rights. Executive agrees to read, sign and abide by Company’s Employee Innovations and Proprietary Rights Assignment Agreement, which was previously executed by Executive and incorporated herein by reference.
     11. Nonsolicitation.
          11.1 Nonsolicitation of Customers or Prospects. Executive acknowledges that information about Company’s customers is confidential and constitutes trade secrets. Accordingly, Executive agrees that during the term of this Agreement and the Covenant Period, Executive will not, either directly or indirectly, separately or in association with others, interfere with, impair, disrupt or damage Company’s relationship with any of its customers or customer prospects (defined as prospective customers who had received a written proposal from the Company for Company products or services within the past 12 months) by soliciting or encouraging others to solicit any of them for the purpose of diverting or taking away business from Company.
          11.2 Nonsolicitation of Company’s Employees. Executive agrees that during the term of this Agreement and the Covenant Period, Executive will not, either directly or indirectly, separately or in association with others, interfere with, impair, disrupt or damage Company’s business by soliciting, encouraging, hiring or attempting to hire any of Company’s employees or causing others to solicit or encourage any of Company’s employees to discontinue their employment with Company.
     12. Injunctive Relief. Executive acknowledges that Executive’s breach of the covenants contained in Sections 9-11 (collectively “Covenants”) would cause irreparable injury to Company and agrees that in the event of any such breach, Company shall, in addition to the action it is authorized to take pursuant to Section 7.6, be entitled to seek temporary, preliminary and permanent injunctive relief without the necessity of proving actual damages or posting any bond or other security.
     13. Agreement to Arbitrate. To the fullest extent permitted by law, Executive and Company agree to arbitrate any controversy, claim or dispute between them arising out of or in any way related to this Agreement, the employment relationship between Company and Executive and any disputes upon termination of employment, including but not limited to breach of contract, tort, discrimination, harassment, wrongful termination, demotion, discipline, failure to accommodate, family and medical leave, compensation or benefits claims, constitutional claims; and any claims for violation of any local, state or federal law, statute, regulation or ordinance or common law. Claims for breach of Company’s Employee Innovations and Proprietary Rights Agreement, workers’ compensation, unemployment insurance benefits and Company’s right to obtain injunctive relief pursuant to Section 12 above are excluded. For the purpose of this agreement to arbitrate, references to “Company” include all parent, subsidiary or related entities and their employees, supervisors, officers, directors, agents, pension or benefit plans, pension or benefit plan sponsors, fiduciaries, administrators, affiliates and all successors and assigns of any of them, and this Agreement shall apply to them to the extent Executive’s claims arise out of or relate to their actions on behalf of Company.
          13.1 Initiation of Arbitration. Either party may exercise the right to arbitrate by providing the other party with written notice of any and all claims forming the basis of such right in sufficient detail to inform the other party of the substance of such claims. In no event shall the request for arbitration be made after the date when institution of legal or equitable proceedings based on such claims would be barred by the applicable statute of limitations.
          13.2 Arbitration Procedure. The arbitration will be conducted in Maricopa County, Arizona, by a single neutral arbitrator and in accordance with the then current rules for resolution of employment disputes of the American Arbitration Association (“AAA”). The parties are entitled to representation by an attorney or other representative of their choosing. The arbitrator shall have the power to enter any award that could be entered by a judge of the trial court of the State of Arizona, and only such power, and shall follow the law. The parties agree to abide by and perform any award rendered by the arbitrator. Judgment on the award may be entered in any court having jurisdiction thereof.
          13.3 Costs of Arbitration. Each party shall bear one half the cost of the arbitration filing and hearing fees, and the cost of the arbitrator.
     14. Mandatory Reduction of Payments in Certain Events.
          14.1 Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code (the “Excise Tax”), then, prior to the making of any Payment to Executive, a calculation shall be made comparing (i) the net benefit to Executive of the Payment after payment of the Excise Tax, to (ii) the net benefit to Executive if the Payment had been limited to the extent necessary to avoid being subject to the Excise Tax. If the amount calculated under (i) above is less than the amount calculated under (ii) above, then the Payment shall be limited to the extent necessary to avoid being subject to the Excise Tax (the “Reduced Amount”). The reduction of the Payments due hereunder, if applicable, shall be made in such a manner as to maximize the economic present value of all Payments actually made to Executive, determined by the Determination Firm as defined in Section 14.2 below.
          14.2 The determination of whether an Excise Tax would be imposed, the amount of such Excise Tax, and the calculation of the amounts referred to Section 14.1(i) and (ii) above shall be made by an independent, nationally recognized accounting firm or compensation consulting firm mutually acceptable to the Company and Executive (the “Determination Firm”) which shall provide detailed supporting calculations. Any determination by the Determination Firm shall be binding upon the Company and Executive.
          14.3 In the event that the provisions of Internal Revenue Code Section 280G and 4999 or any successor provisions are repealed without succession, this Section 14 shall be of no further force or effect.
     15. General Provisions.
          15.1 Successors and Assigns. The rights and obligations of Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Company. Executive shall not be entitled to assign any of Executive’s rights or obligations under this Agreement. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid, which assumes and agrees to perform this Agreement by operation of law, or otherwise.
          15.2 Waiver. Either party’s failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Agreement.
          15.3 Attorneys’ Fees. The Company will reimburse Executive’s legal counsel fees in connection with the negotiation of this Agreement not to exceed $15,000. Any reimbursement of attorney’s fees to which Executive is entitled and which are treated for federal income tax purposes as compensation shall (a) be paid no later than the last day of Executive’s tax year following the tax year in which the expense was incurred, (b) not be affected by any other expenses that are eligible for reimbursement in any tax year and (c) not be subject to liquidation or exchange for another benefit.
          15.4 Severability. In the event any provision of this Agreement is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.
          15.5 Interpretation; Construction. The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing Company, but Executive has participated in the negotiation of its terms. Furthermore, Executive acknowledges that Executive has had an opportunity to review and revise the Agreement and have it reviewed by legal counsel, if desired, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.
          15.6 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the United States and the State of Arizona. Each party consents to the jurisdiction and venue of the state or federal courts in Maricopa County, Arizona, if applicable, in any action, suit, or proceeding arising out of or relating to this Agreement.
          15.7 Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (a) by personal delivery when delivered personally; (b) by overnight courier upon written verification of receipt; (c) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to the addresses set forth below, or such other address as either party may specify in writing.
          15.8 Survival. Sections 8 (“No Conflict of Interest”), 9 (“Post-Termination Non-Competition”), 10 (“Confidentiality and Proprietary Rights”), 11 (“Nonsolicitation”), 12 (“Injunctive Relief’), 13 (“Agreement to Arbitrate”), 14 (“General Provisions”) and 15 (“Entire Agreement”) of this Agreement shall survive Executive’s employment by Company.
          15.9 Application of Section 409A.
                    (a) Notwithstanding anything set forth in this Agreement to the contrary, no amount payable on account of Executive’s termination of employment with the Company pursuant to this Agreement which constitutes a “deferral of compensation” within the meaning of the Treasury Regulations issued pursuant to Section 409A of the Internal Revenue Code (the “Section 409A Regulations”) shall be paid unless and until Executive has incurred a “separation from service” within the meaning of the Section 409A Regulations. Furthermore, to the extent that Executive is a “specified employee” within the meaning of the Section 409A Regulations as of the date of Executive’s separation from service, no amount that constitutes a deferral of compensation within the meaning of the Section 409A Regulations which is payable on account of Executive’s separation from service shall paid to Executive before the date (the “Delayed Payment Date”) which is first day of the seventh month after the date of Executive’s separation from service or, if earlier, the date of Executive’s death following such separation from service. All such amounts that would, but for this Section, become payable prior to the Delayed Payment Date will be accumulated and paid on the Delayed Payment Date.
                    (b) The Company intends that income provided to Executive pursuant to this Agreement will not be subject to taxation under Section 409A of the Internal Revenue Code. The provisions of this Agreement shall be interpreted and construed in favor of satisfying any applicable requirements of Section 409A of the Internal Revenue Code. However, the Company does not guarantee any particular tax effect for income provided to Executive pursuant to this Agreement.
     16. Entire Agreement. This Agreement, together with the Plan and any agreement evidencing an Equity Award described in Section 4.2, the Executive Bonus Plan described in Section 4.3, the Employee Innovations and Proprietary Rights Assignment Agreement described in Section 10, the Inducement Awards documents set forth in Exhibits A-1, A-2 and A-3 and the Form of Confidential Separation and Release Agreement attached hereto as Exhibit B, constitute the entire agreement between the parties relating to this subject matter and supersedes all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral. This Agreement may be amended or modified only with the written consent of Executive and the Board of Company. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

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THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW.

EXECUTIVE
Dated: July 30, 2009		/s/ Jason B. Zintak
Jason B. Zintak

32 Interlochen Dr., Atlanta, GA 30342
ADDRESS

COMPANY
Dated:	By:	/s/ Hamish Brewer
Hamish Brewer, CEO

[Signature Page to Executive Employment Agreement]

EXHIBIT A-1
Time-Vesting Restricted Stock Unit Award:
Notice of Grant of Restricted Stock Units
and
Restricted Stock Units Agreement

JDA SOFTWARE GROUP, INC.
NOTICE OF GRANT OF RESTRICTED STOCK UNITS
(NON-PLAN AWARD)
     JDA Software Group, Inc. (the “Company”) has granted to Jason B. Zintak (the “Participant”) an award of Restricted Stock Units (the “Award”), each of which represents the right to receive on the applicable Settlement Date one (1) share of the Common Stock of the Company, upon the terms and conditions set forth in this Notice of Grant of Restricted Stock Units (the “Grant Notice”) and the Restricted Stock Units Agreement attached hereto (the “Agreement”).

Date of Grant:	August 18, 2009

Number of Restricted Stock Units:	50,000, subject to adjustment as provided by the Agreement.

Initial Vesting Date:	August 18, 2010

For each Unit, except as otherwise provided by the Agreement, the date on which such Unit becomes a Vested Unit in accordance with the vesting schedule set forth below.
Vested Units: Except as provided by the Agreement and provided that the Participant’s Service has not terminated prior to the relevant date except as otherwise provided below, the number of Vested Units (disregarding any resulting fractional Unit) as of any date is determined by multiplying the Number of Restricted Stock Units by the “Vested Ratio” determined as of such date as follows:

Vested Ratio
	Prior to Initial Vesting Date	0

	On Initial Vesting Date	1/3

Plus

	For each additional full month of the Participant’s continuous Service following the Initial Vesting Date until the Vested Ratio equals 1/1, an additional	1/36

Accelerated Vesting:	In the event that the Participant becomes entitled to “Severance Benefits” in accordance with either Section 7.2 or Section 7.3 of the Employment Agreement, then the vesting of all Restricted Stock Units which are not Vested Units as of the date of the Participant’s termination of employment shall accelerate in full and all such Restricted Stock Units shall be deemed Vested Units effective on the forty-fifth day following the date of the Participant’s termination of employment.

Employment Agreement:	That certain Executive Employment Agreement by and between the Company and the Participant, dated August 18, 2009.
[Remainder of page intentionally blank.]

     By their signatures below or by electronic acceptance or authentication in a form authorized by the Company, the Company and the Participant agree that the Award is governed by this Grant Notice and by the provisions of the Agreement attached to and made a part of this document. The Participant acknowledges receipt of the Agreement and the prospectus for this Award. The Participant further acknowledges that this Award has not been granted pursuant to the Company’s 2005 Performance Incentive Plan. The Participant represents that the Participant has read and is familiar with the provisions of the Agreement, and hereby accepts the Award subject to all of its terms and conditions.

JDA SOFTWARE GROUP, INC.		PARTICIPANT

By:
Signature
Its:
Date

Address:	14400 N. 87th Street Scottsdale, AZ 85260	Address

ATTACHMENTS: Restricted Stock Units Agreement and Award Prospectus

JDA SOFTWARE GROUP, INC.
RESTRICTED STOCK UNITS AGREEMENT
(NON-PLAN AWARD)
     JDA Software Group, Inc. has granted to the Participant named in the Notice of Grant of Restricted Stock Units (the “Grant Notice”) to which this Restricted Stock Units Agreement (the “Agreement”) is attached an Award consisting of Restricted Stock Units subject to the terms and conditions set forth in the Grant Notice and this Agreement. This Award has not been granted pursuant to the JDA Software Group, Inc. 2005 Performance Incentive Plan or any other stock-based compensation plan of the Company in reliance on NASDAQ Marketplace Rule 5635(c)(4). By signing the Grant Notice, the Participant: (a) acknowledges receipt of and represents that the Participant has read and is familiar with the Grant Notice, this Agreement and a prospectus for the Award prepared in connection with the registration with the Securities and Exchange Commission of the shares issuable pursuant to the Award (the “Award Prospectus”), (b) accepts the Award subject to all of the terms and conditions of the Grant Notice and this Agreement and (c) agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Grant Notice or this Agreement.
     1. Definitions and Construction.
          1.1 Definitions. Unless otherwise defined herein, capitalized terms shall have the meanings assigned to such terms in the Grant Notice.
               (a) “Change in Control” means the occurrence of any of the following:
                    (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than (1) a trustee or other fiduciary holding stock of the Company under an employee benefit plan of a Participating Company or (2) a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the stock of the Company, becomes the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of stock of the Company representing more than fifty percent (50%) of the total combined voting power of the Company’s then-outstanding voting stock; or
                    (ii) an Ownership Change Event or series of related Ownership Change Events (collectively, a “Transaction”) in which the stockholders of the Company immediately before the Transaction do not retain immediately after the Transaction direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the outstanding voting securities of the Company or, in the case of an Ownership Change Event described in Section 1.1(h)(iii), the entity to which the assets of the Company were transferred (the “Transferee”), as the case may be; or
                    (iii) a liquidation or dissolution of the Company.
For purposes of the preceding sentence, indirect beneficial ownership shall include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own the Company or the Transferee, as the case may be, either directly or through one or more subsidiary corporations or other business entities. The Committee shall have the right to determine whether multiple sales or exchanges of the voting securities of the Company or multiple Ownership Change Events are related, and its determination shall be final, binding and conclusive.
               (b) “Code” means the Internal Revenue Code of 1986, as amended, and any applicable regulations promulgated thereunder.
               (c) “Committee” means the Compensation Committee or other committee of the Board of Directors of the Company (the “Board”) duly appointed to administer the Award and having such powers as shall be specified by the Board. If no committee of the Board has been appointed to administer the Award, the Board shall exercise all of the powers of the Committee granted herein, and, in any event, the Board may in its discretion exercise any or all of such powers.
               (d) “Company” means JDA Software Group, Inc., a Delaware corporation, or any successor corporation thereto.
               (e) “Dividend Equivalent Units” mean additional Restricted Stock Units credited pursuant to Section 3.3.
               (f) “Exchange Act” means the Securities Exchange Act of 1934, as amended.
               (g) “Fair Market Value” means, as of any date, the value of a share of Stock or other property as determined by the Committee, in its discretion, or by the Company, in its discretion, if such determination is expressly allocated to the Company herein, subject to the following:
                    (i) Except as otherwise determined by the Committee, if, on such date, the Stock is listed on a national or regional securities exchange or market system, the Fair Market Value of a share of Stock shall be the closing price of a share of Stock (or the mean of the closing bid and asked prices of a share of Stock if the Stock is so quoted instead) as quoted on the national or regional securities exchange or market system constituting the primary market for the Stock, as reported in The Wall Street Journal or such other source as the Company deems reliable. If the relevant date does not fall on a day on which the Stock has traded on such securities exchange or market system, the date on which the Fair Market Value shall be established shall be the last day on which the Stock was so traded prior to the relevant date, or such other appropriate day as shall be determined by the Committee, in its discretion.
                    (ii) If, on such date, the Stock is not listed on a national or regional securities exchange or market system, the Fair Market Value of a share of Stock shall be as determined by the Committee in good faith without regard to any restriction other than a restriction which, by its terms, will never lapse, and in a manner consistent with the requirements of Section 409A of the Code.

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               (h) “Ownership Change Event” means the occurrence of any of the following with respect to the Company: (i) the direct or indirect sale or exchange in a single or series of related transactions by the stockholders of the Company of more than fifty percent (50%) of the voting stock of the Company; (ii) a merger or consolidation in which the Company is a party; or (iii) the sale, exchange, or transfer of all or substantially all of the assets of the Company (other than a sale, exchange or transfer to one or more subsidiaries of the Company).
               (i) “Participating Company” means the Company or any parent corporation or subsidiary corporation the Company.
               (j) “Participating Company Group” means, at any point in time, all entities collectively which are then Participating Companies.
               (k) “Service” means the Participant’s employment or service with the Participating Company Group, whether in the capacity of an employee, a director or a consultant. The Participant’s Service shall not be deemed to have terminated merely because of a change in the capacity in which the Participant renders such Service or a change in the Participating Company for which the Participant renders such Service, provided that there is no interruption or termination of the Participant’s Service. Furthermore, the Participant’s Service shall not be deemed to have terminated if the Participant takes any military leave, sick leave, or other bona fide leave of absence approved by the Company. Notwithstanding the foregoing, unless otherwise designated by the Company or required by law, a leave of absence shall not be treated as Service for purposes of determining vesting under the Award. The Participant’s Service shall be deemed to have terminated either upon an actual termination of Service or upon the entity for which the Participant performs Service ceasing to be a Participating Company. Subject to the foregoing, the Company, in its discretion, shall determine whether the Participant’s Service has terminated and the effective date of such termination.
               (l) “Stock” means the common stock of the Company, as adjusted from time to time in accordance with Section 9.
               (m) “Units” mean the Restricted Stock Units originally granted pursuant to the Award and the Dividend Equivalent Units credited pursuant to the Award, as both shall be adjusted from time to time pursuant to Section 9.
          1.2 Construction. Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of this Agreement. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.
     2. Administration.
          All questions of interpretation concerning the Grant Notice and this Agreement shall be determined by the Committee. All determinations by the Committee shall be final and binding upon all persons having an interest in the Award. Any officer of the Company shall have the authority to act on behalf of the Company with respect to any matter, right, obligation,

3

or election which is the responsibility of or which is allocated to the Company herein, provided the officer has apparent authority with respect to such matter, right, obligation, or election.
     3. The Award.
          3.1 Grant of Restricted Stock Units. On the Date of Grant, the Participant shall acquire, subject to the provisions of this Agreement, the Number of Restricted Stock Units set forth in the Grant Notice, subject to adjustment as provided in Section 3.3 and Section 9. Each Unit represents a right to receive on a date determined in accordance with the Grant Notice and this Agreement one (1) share of Stock.
          3.2 No Monetary Payment Required. The Participant is not required to make any monetary payment (other than applicable tax withholding, if any) as a condition to receiving the Units or shares of Stock issued upon settlement of the Units, the consideration for which shall be past services actually rendered and/or future services to be rendered to a Participating Company or for its benefit. Notwithstanding the foregoing, if required by applicable state corporate law, the Participant shall furnish consideration in the form of cash or past services rendered to a Participating Company or for its benefit having a value not less than the par value of the shares of Stock issued upon settlement of the Units.
          3.3 Dividend Equivalent Units. On the date that the Company pays a cash dividend to holders of Stock generally, the Participant shall be credited with a number of additional whole Dividend Equivalent Units determined by dividing (a) the product of (i) the dollar amount of the cash dividend paid per share of Stock on such date and (ii) the total number of Restricted Stock Units and Dividend Equivalent Units previously credited to the Participant pursuant to the Award and which have not been settled or forfeited pursuant to the Company Reacquisition Right (as defined below) as of such date, by (b) the Fair Market Value per share of Stock on such date. Any resulting fractional Dividend Equivalent Unit shall be rounded to the nearest whole number. Such additional Dividend Equivalent Units shall be subject to the same terms and conditions and shall be settled or forfeited in the same manner and at the same time as the Restricted Stock Units originally subject to the Award with respect to which they have been credited.
     4. Vesting of Units.
          4.1 Normal Vesting. Except as provided in Section 4.2, the Restricted Stock Units shall vest and become Vested Units as provided in the Grant Notice. Dividend Equivalent Units shall become Vested Units at the same time as the Restricted Stock Units originally subject to the Award with respect to which they have been credited.
          4.2 Acceleration of Vesting Upon a Change in Control. In the event of a Change in Control, the surviving, continuing, successor, or purchasing entity or parent thereof, as the case may be (the “Acquiror”), may either assume the Company’s rights and obligations with respect to outstanding Units or substitute for outstanding Units substantially equivalent rights with respect to the Acquiror’s stock. For purposes of this Section 4.2, a Unit shall be deemed assumed if, following the Change in Control, the Unit confers the right to receive, for each share of Stock subject to the Unit immediately prior to the Change in Control, the consideration

4

(whether stock, cash, other securities or property or a combination thereof) to which a holder of a share of Stock on the effective date of the Change in Control was entitled. In the event the Acquiror elects not to assume or substitute for the outstanding Units in connection with a Change in Control, the vesting of the Units shall be accelerated in full and the total number of Units subject to the Award shall be deemed Vested Units effective as of the date of the Change in Control, provided that the Participant’s Service has not terminated prior to such date. The vesting Units that was permissible solely by reason of this Section 4.2 shall be conditioned upon the consummation of the Change in Control. Notwithstanding the foregoing, the Board may, in its discretion, determine that upon a Change in Control, each Vested Unit (and each unvested Unit if so determined by the Board) outstanding immediately prior to the Change in Control shall be canceled in exchange for payment with respect to each Unit upon its cancellation in (a) cash, (b) stock of the Company or the Acquiror or (c) other property which, in any such case, shall be in an amount having a Fair Market Value equal to the Fair Market Value of the consideration to be paid per share of Stock in the Change in Control (subject to any required tax withholding).
          4.3 Federal Excise Tax Under Section 4999 of the Code.
               (a) Excess Parachute Payment. In the event that any acceleration of vesting pursuant to this Agreement and any other payment or benefit received or to be received by the Participant would subject the Participant to any excise tax pursuant to Section 4999 of the Code due to the characterization of such acceleration of vesting, payment or benefit as an excess parachute payment under Section 280G of the Code, the Participant may elect, in his or her sole discretion, to reduce the amount of any acceleration of vesting called for under this Agreement in order to avoid such characterization.
               (b) Determination by Independent Accountants. To aid the Participant in making any election called for under Section 4.3(a), in connection with any event that might reasonably be anticipated to give rise to the acceleration of vesting under Section 4.3(a), the Company shall promptly request a determination in writing by independent public accountants selected by the Company (the “Accountants”). Unless the Company and the Participant otherwise agree in writing, the Accountants shall determine and report to the Company and the Participant the amount of such acceleration of vesting, payments and benefits which would produce the greatest after-tax benefit to the Participant. For the purposes of such determination, the Accountants may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Participant shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make their required determination. The Company shall bear all fees and expenses the Accountants may reasonably charge in connection with their services contemplated by this section.
     5. Company Reacquisition Right.
          5.1 Grant of Company Reacquisition Right. In the event that the Participant’s Service terminates for any reason or no reason, with or without cause, the Participant shall forfeit and the Company shall automatically reacquire all Units which are not, as of the time of such termination, Vested Units, and the Participant shall not be entitled to any payment therefor (the

5

“Company Reacquisition Right”), subject to the provisions of any employment, service or other agreement between the Participant and a Participating Company referring to this Award.
          5.2 Ownership Change Event. For purposes of determining the number of Vested Units following an Ownership Change Event, credited Service shall include all Service with any corporation which is a Participating Company at the time the Service is rendered, whether or not such corporation is a Participating Company both before and after the Ownership Change Event.
     6. Settlement of the Award.
          6.1 Issuance of Shares of Stock. Subject to the provisions of Section 6.3 below, the Company shall issue to the Participant, on the Settlement Date with respect to each Unit to be settled on such date, one (1) share of Stock. Shares of Stock issued in settlement of Units shall not be subject to any restriction on transfer other than any such restriction as may be required pursuant to Section 6.3.
          6.2 Beneficial Ownership of Shares; Certificate Registration. The Participant hereby authorizes the Company, in its sole discretion, to deposit for the benefit of the Participant with any broker with which the Participant has an account relationship of which the Company has notice any or all shares acquired by the Participant pursuant to the settlement of the Award. Except as provided by the preceding sentence, a certificate for the shares as to which the Award is settled shall be registered in the name of the Participant, or, if applicable, in the names of the heirs of the Participant.
          6.3 Restrictions on Grant of the Award and Issuance of Shares. The grant of the Award and issuance of shares of Stock upon settlement of the Award shall be subject to compliance with all applicable requirements of federal, state or foreign law with respect to such securities. No shares of Stock may be issued hereunder if the issuance of such shares would constitute a violation of any applicable federal, state or foreign securities laws or other law or regulations or the requirements of any stock exchange or market system upon which the Stock may then be listed. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance of any shares subject to the Award shall relieve the Company of any liability in respect of the failure to issue such shares as to which such requisite authority shall not have been obtained. As a condition to the settlement of the Award, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be requested by the Company.
          6.4 Fractional Shares. The Company shall not be required to issue fractional shares upon the settlement of the Award.
     7. Tax Withholding.
          7.1 In General. At the time the Grant Notice is executed, or at any time thereafter as requested by a Participating Company, the Participant hereby authorizes withholding from payroll and any other amounts payable to the Participant, and otherwise agrees

6

to make adequate provision for, any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Participating Company, if any, which arise in connection with the Award or the issuance of shares of Stock in settlement thereof. The Company shall have no obligation to deliver shares of Stock until the tax withholding obligations of the Company have been satisfied by the Participant.
          7.2 Withholding in Shares. Unless otherwise determined by the Company, the Company shall satisfy the tax withholding obligations (except with respect to any fractional share) of the Company or any other Participating Company by deducting from the shares of Stock otherwise deliverable to the Participant in settlement of the Award a number of whole shares of Stock having a fair market value, as determined by the Company as of the date on which the tax withholding obligations arise, not in excess of the amount of such tax withholding obligations determined by the applicable minimum statutory withholding rates. The Company is authorized to satisfy the tax withholding obligations, if any, remaining following the procedure described in this Section 7.2 by withholding from payroll or any other amounts payable to the Participant.
     8. Effect of Change in Control on Award.
          In the event of a Change in Control, if the Company’s rights and obligations with respect to outstanding Units are not assumed or substituted for by the Acquiror pursuant to Section 4.2 herein, the Award shall be settled in accordance with Section 6 as provided by Section 4.2.
     9. Adjustments for Changes in Capital Structure.
          Subject to any required action by the stockholders of the Company, in the event of any change in the Stock effected without receipt of consideration by the Company, whether through merger, consolidation, reorganization, reincorporation, recapitalization, reclassification, stock dividend, stock split, reverse stock split, split-up, split-off, spin-off, combination of shares, exchange of shares, or similar change in the capital structure of the Company, or in the event of payment of a dividend or distribution to the stockholders of the Company in a form other than Stock (excepting normal cash dividends) that has a material effect on the Fair Market Value of shares of Stock, appropriate and proportionate adjustments shall be made in the number of Units subject to the Award and/or the number and kind of shares to be issued in settlement of the Award, in order to prevent dilution or enlargement of the Participant’s rights under the Award. For purposes of the foregoing, conversion of any convertible securities of the Company shall not be treated as “effected without receipt of consideration by the Company.” Any fractional Unit or share resulting from an adjustment pursuant to this section shall be rounded down to the nearest whole number. Such adjustments shall be determined by the Committee, and its determination shall be final, binding and conclusive.
     10. Rights as a Stockholder, Director, Employee or Consultant.
          The Participant shall have no rights as a stockholder with respect to any shares which may be issued in settlement of this Award until the date of the issuance of a certificate for such shares (as evidenced by the appropriate entry on the books of the Company or of a duly

7

authorized transfer agent of the Company). No adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date such certificate is issued, except as provided in Section 3.3 and Section 9. If the Participant is an employee, the Participant understands and acknowledges that, except as otherwise provided in a separate, written employment agreement between a Participating Company and the Participant, the Participant’s employment is “at will” and is for no specified term. Nothing in this Agreement shall confer upon the Participant any right to continue in the Service of a Participating Company or interfere in any way with any right of the Participating Company Group to terminate the Participant’s Service at any time.
     11. Legends.
          The Company may at any time place legends referencing any applicable federal, state or foreign securities law restrictions on all certificates representing shares of stock issued pursuant to this Agreement. The Participant shall, at the request of the Company, promptly present to the Company any and all certificates representing shares acquired pursuant to this Award in the possession of the Participant in order to carry out the provisions of this section.
     12. Compliance with Section 409A.
          It is intended that any election, payment or benefit which is made or provided pursuant to or in connection with this Award that may result in a deferral of compensation as described in Section 409A of the Code (“Section 409A Deferred Compensation”) shall comply in all respects with the applicable requirements of Section 409A (including applicable regulations or other administrative guidance thereunder, as determined by the Committee in good faith) to avoid the unfavorable tax consequences provided therein for non-compliance. In connection with effecting such compliance with Section 409A, the following shall apply:
          12.1 Required Delay in Payment to Specified Employee. If the Participant is a “specified employee” of a publicly traded corporation as defined under Section 409A(a)(2)(B)(i) of the Code, unless subject to an applicable exception under Section 409A, any payment of Section 409A Deferred Compensation in connection with a “separation from service” (as determined for purposes of Section 409A) shall not be made until six (6) months after the Participant’s separation from service (the “Section 409A Deferral Period”). In the event such payments are otherwise due to be made in installments or periodically during the Section 409A Deferral Period, the payments of Section 409A Deferred Compensation which would otherwise have been made in the Section 409A Deferral Period shall be accumulated and paid in a lump sum as soon as the Section 409A Deferral Period ends, and the balance of the payments shall be made as otherwise scheduled.
          12.2 Other Delays in Payment. Neither the Participant nor the Company shall take any action to accelerate or delay the payment of any benefits under this Agreement in any manner which would not be in compliance with Section 409A of the Code.
          12.3 Amendments to Comply with Section 409A; Indemnification. Notwithstanding any other provision of this Agreement to the contrary, the Company is authorized to amend this Agreement, to void or amend any election made by the Participant

8

under this Agreement and/or to delay the payment of any monies and/or provision of any benefits in such manner as may be determined by the Company, in its discretion, to be necessary or appropriate to comply with Section 409A of the Code without prior notice to or consent of the Participant. The Participant hereby releases and holds harmless the Company, its directors, officers and stockholders from any and all claims that may arise from or relate to any tax liability, penalties, interest, costs, fees or other liability incurred by the Participant in connection with the Award, including as a result of the application of Section 409A of the Code.
     13. Miscellaneous Provisions.
          13.1 Termination or Amendment. The Committee may terminate or amend this Agreement at any time; provided, however, that no such termination or amendment may adversely affect the Participant’s rights under this Agreement without the consent of the Participant unless such termination or amendment is necessary to comply with applicable law or government regulation or as provided in Section 12.3. No amendment or addition to this Agreement shall be effective unless in writing.
          13.2 Nontransferability of the Award. Prior to the issuance of shares of Stock on the applicable Settlement Date, neither this Award nor any Units subject to this Award shall be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or by the laws of descent and distribution. All rights with respect to the Award shall be exercisable during the Participant’s lifetime only by the Participant or the Participant’s guardian or legal representative.
          13.3 Further Instruments. The parties hereto agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement.
          13.4 Binding Effect. This Agreement shall inure to the benefit of the successors and assigns of the Company and, subject to the restrictions on transfer set forth herein, be binding upon the Participant and the Participant’s heirs, executors, administrators, successors and assigns.
          13.5 Delivery of Documents and Notices. Any document relating to the Award or any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given (except to the extent that this Agreement provides for effectiveness only upon actual receipt of such notice) upon personal delivery, electronic delivery at the e-mail address, if any, provided for the Participant by a Participating Company, or upon deposit in the U.S. Post Office or foreign postal service, by registered or certified mail, or with a nationally recognized overnight courier service, with postage and fees prepaid, addressed to the other party at the address shown below that party’s signature to the Grant Notice or at such other address as such party may designate in writing from time to time to the other party.
               (a) Description of Electronic Delivery. The Award documents, which may include but do not necessarily include: the Grant Notice, this Agreement, the Award Prospectus, and any reports of the Company provided generally to the Company’s stockholders,

9

may be delivered to the Participant electronically. In addition, the Participant may deliver electronically the Grant Notice to the Company or to such third party involved in administering the Award as the Company may designate from time to time. Such means of electronic delivery may include but do not necessarily include the delivery of a link to a Company intranet or the Internet site of a third party involved in administering the Award, the delivery of the document via e-mail or such other means of electronic delivery specified by the Company.
               (b) Consent to Electronic Delivery. The Participant acknowledges that the Participant has read Section 13.5(a) of this Agreement and consents to the electronic delivery of the Award documents, as described in Section 13.5(a). The Participant acknowledges that he or she may receive from the Company a paper copy of any documents delivered electronically at no cost to the Participant by contacting the Company by telephone or in writing. The Participant further acknowledges that the Participant will be provided with a paper copy of any documents if the attempted electronic delivery of such documents fails. Similarly, the Participant understands that the Participant must provide the Company or any designated third party administrator with a paper copy of any documents if the attempted electronic delivery of such documents fails. The Participant may revoke his or her consent to the electronic delivery of documents described in Section 13.5(a) or may change the electronic mail address to which such documents are to be delivered (if Participant has provided an electronic mail address) at any time by notifying the Company of such revoked consent or revised e-mail address by telephone, postal service or electronic mail. Finally, the Participant understands that he or she is not required to consent to electronic delivery of documents described in Section 13.5(a).
          13.6 Integrated Agreement. The Grant Notice and this Agreement, together with any employment, service or other agreement between the Participant and a Participating Company referring to the Award, shall constitute the entire understanding and agreement of the Participant and the Participating Company Group with respect to the subject matter contained herein or therein and supersedes any prior agreements, understandings, restrictions, representations, or warranties among the Participant and the Participating Company Group with respect to such subject matter other than those as set forth or provided for herein or therein. To the extent contemplated herein or therein, the provisions of the Grant Notice and the Agreement shall survive any settlement of the Award and shall remain in full force and effect.
          13.7 Applicable Law. This Agreement shall be governed by the laws of the State of Arizona as such laws are applied to agreements between Arizona residents entered into and to be performed entirely within the State of Arizona.
          13.8 Counterparts. The Grant Notice may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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EXHIBIT A-2
Performance-Vesting Restricted Stock Unit Award:
Notice of Grant of Restricted Stock Units
and
Restricted Stock Units Agreement

JDA SOFTWARE GROUP, INC.
NOTICE OF GRANT OF RESTRICTED STOCK UNITS
(NON-PLAN AWARD)
     JDA Software Group, Inc. (the “Company”) has granted to Jason B. Zintak (the “Participant”) an award of Restricted Stock Units (the “Award”), each of which represents the right to receive on the applicable Settlement Date one (1) share of the Common Stock of the Company, upon the terms and conditions set forth in this Notice of Grant of Restricted Stock Units (the “Grant Notice”) and the Restricted Stock Units Agreement attached hereto (the “Agreement”).

Date of Grant:	August 18, 2009, 2009

Number of Restricted Stock Units:	50,000, subject to adjustment as provided by the Agreement.

Vesting Date:	The 45th day following the end of each Performance Period specified below provided the Company has met the minimum threshold performance goal set forth below for such milestone.

Settlement Date:	For each Unit, except as otherwise provided by the Agreement, as soon as practicable following the date on which such Unit becomes a Vested Unit in accordance with the Vesting Date set forth below, provided that in no event shall the Settlement Date with respect to any Vested Unit be later than the 15th day of the third month following the later of (i) the last day of the calendar year in which such Unit becomes a Vested Unit or (ii) the last day of the Company fiscal year in which such Unit becomes a Vested Unit.
Vested Units: Except as provided by the Agreement and provided that the Participant’s Service has not terminated prior to the relevant date, the number of Vested Units (disregarding any resulting fractional Unit) as of any date is determined by multiplying the Number of Restricted Stock Units by the “Vested Ratio” determined as of such date as follows:

Performance Period	Performance Milestones	Vested Units
January 1, 2010 — June 30, 2010	TBD	7,500

July 1, 2010 — December 31, 2010	TBD	7,500

January 1, 2011 — June 30, 2011	TBD	12,500

July 1, 2011 — December 31, 2011	TBD	12,500

January 1, 2012 — June 30, 2012	TBD	5,000

July 1, 2012 — December 31, 2012	TBD	5,000

Employment Agreement:	That certain Executive Employment Agreement by and between the Company and the Participant, dated August 18, 2009.

     By their signatures below or by electronic acceptance or authentication in a form authorized by the Company, the Company and the Participant agree that the Award is governed by this Grant Notice and by the provisions of the Agreement attached to and made a part of this document. The Participant acknowledges receipt of the Agreement and the prospectus for this Award. The Participant further acknowledges that this Award has not been granted pursuant to the Company’s 2005 Performance Incentive Plan. The Participant represents that the Participant has read and is familiar with the provisions of the Agreement, and hereby accepts the Award subject to all of its terms and conditions.

JDA SOFTWARE GROUP, INC.		PARTICIPANT

By:
Signature
Its:
Date

Address:	14400 N. 87th Street Scottsdale, AZ 85260	Address

ATTACHMENTS: Restricted Stock Units Agreement and Award Prospectus

EXHIBIT A-3
2009 Performance Share Award:
Notice of Grant of Performance Shares
and
2009 Performance Share Agreement

JDA SOFTWARE GROUP, INC.
NOTICE OF GRANT OF PERFORMANCE SHARES
(NON-PLAN AWARD)
JDA Software Group, Inc. (the “Company”) has granted to Jason B. Zintak (the “Participant”) an award of Performance Shares (the “Award”), each of which represents the right to receive on the applicable Settlement Date one (1) share of the Common Stock of the Company, upon the terms and conditions set forth in this Notice of Grant of Performance Shares (the “Grant Notice”) and the 2009 Performance Share Agreement attached hereto (the “Agreement”).

Grant Date:	August 18, 2009	Grant No.:

Target Number of Performance Shares:	30,000, subject to adjustment as provided by the Agreement.

Maximum Number of Performance Shares:	37,250, subject to adjustment as provided by the Agreement.

Performance Period:	Company fiscal year beginning January 1, 2009 and ending December 31, 2009.

Initial Vesting Date:	January 28, 2010, provided the Company’s Audit Committee has approved the Company’s Fiscal Year 2009 financial results. If the Audit Committee has not approved the 2009 financial results by January 28, 2010, then the Initial Vesting Date shall be the 28th day of the first month beginning after the date of such approval but in no event later than December 28, 2010.

Vested Performance Shares:	Except as provided in the Agreement and provided that the Participant’s Service has not terminated prior to the relevant vesting date, the vesting of the Performance Shares shall be as follows: On the Initial Vesting Date, the applicable number of Performance Shares set forth in column 2 of the table below shall become Vested Performance Shares to the extent of the attainment of the Performance Milestone set forth in column 1 of the table, and the applicable the number of Performance Shares set forth in column 3 of the table shall be forfeited on the Initial Vesting Date. In addition, on and after the Initial Vesting Date, 1/24 of the applicable number of Performance Shares set forth in column 4 of the table below, to the extent of the attainment of the Performance Milestone set forth in column 1 of the table, shall become Vested Performance Shares for each full month of the Participant’s Service completed during the 24 month period commencing on January 28, 2010.

Settlement Date:	For each Performance Share, except as otherwise provided by the Agreement, the date on which such Performance Share becomes a Vested Performance Share in accordance with the vesting schedule set forth below.

Employment Agreement:	That certain Executive Employment Agreement by and between the Company and the Participant, dated August 18, 2009.

1	2	3	4
		# of
		Performance	# of Performance Shares
	# of Performance Shares Vesting on	Shares	Subject to Time Based
Performance Milestone	Initial Vesting Date	Forfeited	Vesting
Company’s EBITDA in fiscal year 2009:

Less than $70,000,000	0	Target Number of Performance Shares	0

Equal to or greater than $70,000,000 and less than $91,500,000	50% x A	(Target Number of Performance Shares) — A	50% x A

Equal to or greater than $91,500,000 and less than $110,000,000	50% x B	(Target Number of Performance Shares) — B (but not below zero (0))	50% x B

Equal to or greater than $110,000,000	62.5% x (Target Number of Performance Shares)	0	62.5% x (Target Number of Performance Shares)

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A = (0.5 * Target Number of Performance Shares) * (1-((70,000,000 — FY09EBITDA) / 21,500,000))
B = Target Number of Performance Shares + ((0.25 * Target Number of Performance Shares) * (1-((110,000,000 — FY09EBITDA) / 18,500,000)))
By their signatures below or by electronic acceptance or authentication in a form authorized by the Company:
1. The Company and the Participant agree that the Award is governed by this Grant Notice and by the provisions of the Agreement, both of which are made part of this document.
2. The Participant acknowledges that this Award has not been granted pursuant to the Company’s 2005 Performance Incentive Plan.
3. The Participant acknowledges receipt of the Agreement and the prospectus for this Award.
4. The Participant represents that the Participant has read and is familiar with the provisions of the Agreement and hereby accepts the Award subject to all of its terms and conditions.

JDA SOFTWARE GROUP, INC.		PARTICIPANT

By:
Signature
Its:
Date

Address:	14400 N. 87th Street Scottsdale, AZ 85260	Address

ATTACHMENTS: 2009 Performance Share Agreement and Award Prospectus

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JDA SOFTWARE GROUP, INC.
2009 PERFORMANCE SHARE AGREEMENT
(NON-PLAN AWARD)
     JDA Software Group, Inc. has granted to the Participant named in the Notice of Grant of Performance Shares (the “Grant Notice”) to which this 2009 Performance Share Agreement (the “Agreement”) is attached an Award consisting of Performance Shares subject to the terms and conditions set forth in the Grant Notice and this Agreement. This Award has not been granted pursuant to the JDA Software Group, Inc. 2005 Performance Incentive Plan or any other stock-based compensation plan of the Company in reliance on NASDAQ Marketplace Rule 5635(c)(4). By signing the Grant Notice, the Participant: (a) acknowledges receipt of and represents that the Participant has read and is familiar with the Grant Notice, this Agreement and a prospectus for the Award prepared in connection with the registration with the Securities and Exchange Commission of the shares issuable pursuant to the Award (the “Award Prospectus”), (b) accepts the Award subject to all of the terms and conditions of the Grant Notice and this Agreement and (c) agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Grant Notice or this Agreement.
     1. Definitions and Construction.
          1.1 Definitions. Unless otherwise defined herein, capitalized terms shall have the meanings assigned to such terms in the Grant Notice.
               (a) “Change in Control” means the occurrence of any of the following:
                    (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than (1) a trustee or other fiduciary holding stock of the Company under an employee benefit plan of a Participating Company or (2) a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the stock of the Company, becomes the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of stock of the Company representing more than fifty percent (50%) of the total combined voting power of the Company’s then-outstanding voting stock; or
                    (ii) an Ownership Change Event or series of related Ownership Change Events (collectively, a “Transaction”) in which the stockholders of the Company immediately before the Transaction do not retain immediately after the Transaction direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the outstanding voting securities of the Company or, in the case of an Ownership Change Event described in Section 1.1(h)(iii), the entity to which the assets of the Company were transferred (the “Transferee”), as the case may be; or
                    (iii) a liquidation or dissolution of the Company.
For purposes of the preceding sentence, indirect beneficial ownership shall include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own the Company or the Transferee, as the case may be, either directly or through one or more subsidiary corporations or other business entities. The Committee shall have the right to determine whether multiple sales or exchanges of the voting securities of the Company or multiple Ownership Change Events are related, and its determination shall be final, binding and conclusive.
               (b) “Code” means the Internal Revenue Code of 1986, as amended, and any applicable regulations promulgated thereunder.
               (c) “Committee” means the Compensation Committee or other committee of the Board of Directors of the Company (the “Board”) duly appointed to administer the Award and having such powers as shall be specified by the Board. If no committee of the Board has been appointed to administer the Award, the Board shall exercise all of the powers of the Committee granted herein, and, in any event, the Board may in its discretion exercise any or all of such powers.
               (d) “Common Shares” mean shares of Stock issued in settlement of the Award.
               (e) “Company” means JDA Software Group, Inc., a Delaware corporation, or any successor corporation thereto.
               (f) “Dividend Equivalent Shares” means additional Performance Shares credited pursuant to Section 3.3.
               (g) “EBITDA” means the Company’s earnings before income tax, depreciation and amortization as approved by the Audit Committee of the Board. EBITDA shall include the reduction in earnings resulting from the accrual of compensation expense for awards granted under the Plan, including but not limited to, Performance Shares and shall be subject to adjustment as provided by Section 4.2.
               (h) “Exchange Act” means the Securities Exchange Act of 1934, as amended.
               (i) “Fair Market Value” means, as of any date, the value of a share of Stock or other property as determined by the Committee, in its discretion, or by the Company, in its discretion, if such determination is expressly allocated to the Company herein, subject to the following:
                    (i) Except as otherwise determined by the Committee, if, on such date, the Stock is listed on a national or regional securities exchange or market system, the Fair Market Value of a share of Stock shall be the closing price of a share of Stock (or the mean of the closing bid and asked prices of a share of Stock if the Stock is so quoted instead) as quoted on the national or regional securities exchange or market system constituting the primary market for the Stock, as reported in The Wall Street Journal or such other source as the Company deems reliable. If the relevant date does not fall on a day on which the Stock has traded on such securities exchange or market system, the date on which the Fair Market Value shall be

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established shall be the last day on which the Stock was so traded prior to the relevant date, or such other appropriate day as shall be determined by the Committee, in its discretion.
                    (ii) If, on such date, the Stock is not listed on a national or regional securities exchange or market system, the Fair Market Value of a share of Stock shall be as determined by the Committee in good faith without regard to any restriction other than a restriction which, by its terms, will never lapse, and in a manner consistent with the requirements of Section 409A of the Code.
               (j) “Insider Trading Policy” means the written policy of the Company pertaining to the sale, transfer or other disposition of the Company’s equity securities by members of the Board, Officers or other employees who may possess material, non-public information regarding the Company, as in effect at the time of a disposition of any Common Shares.
               (k) “Ownership Change Event” means the occurrence of any of the following with respect to the Company: (i) the direct or indirect sale or exchange in a single or series of related transactions by the stockholders of the Company of more than fifty percent (50%) of the voting stock of the Company; (ii) a merger or consolidation in which the Company is a party; or (iii) the sale, exchange, or transfer of all or substantially all of the assets of the Company (other than a sale, exchange or transfer to one or more subsidiaries of the Company).
               (l) “Participating Company” means the Company or any parent corporation or subsidiary corporation the Company.
               (m) “Participating Company Group” means, at any point in time, all entities collectively which are then Participating Companies.
               (n) “Performance Share” means a right to receive on the Settlement Date one (1) Common Share, if such Performance Share becomes a Vested Performance Share.
               (o) “Section 409A” means Section 409A of the Code and any applicable regulations or administrative guidelines promulgated thereunder.
               (p) “Section 409A Deferred Compensation” means compensation payable pursuant to the Award granted to a Participant subject to United States income taxation that constitutes nonqualified deferred compensation for purposes of Section 409A.
               (q) “Stock” means the common stock of the Company, as adjusted from time to time in accordance with Section 9.
          1.2 Construction. Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of this Agreement. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.

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     2. Administration.
          All questions of interpretation concerning the Grant Notice and this Agreement shall be determined by the Committee. All determinations by the Committee shall be final and binding upon all persons having an interest in the Award. Any officer of the Company shall have the authority to act on behalf of the Company with respect to any matter, right, obligation, or election which is the responsibility of or which is allocated to the Company herein, provided the officer has apparent authority with respect to such matter, right, obligation, or election. The Company intends that the Award either be exempt from or comply with Section 409A (including any amendments or replacements of such section), and the provisions of this Agreement shall be construed and administered in a manner consistent with this intent.
     3. The Award.
          3.1 Grant of Performance Shares. On the Grant Date, the Participant shall acquire, subject to the provisions of this Agreement, a right to receive a number of Performance Shares which shall not exceed the Maximum Number of Performance Shares set forth in the Grant Notice, subject to adjustment as provided in Section 9. The number of Performance Shares, if any, ultimately earned by the Participant, shall be that number of Performance Shares which become Vested Performance Shares.
          3.2 No Monetary Payment Required. The Participant is not required to make any monetary payment (other than applicable tax withholding, if any) as a condition to receiving the Performance Shares or the Common Shares issued upon settlement of the Performance Shares, the consideration for which shall be past services actually rendered and/or future services to be rendered to a Participating Company or for its benefit. Notwithstanding the foregoing, if required by applicable state corporate law, the Participant shall furnish consideration in the form of cash or past services rendered to the a Participating Company or for its benefit having a value not less than the par value of the Common Shares issued upon settlement of the Performance Shares.
          3.3 Dividend Equivalent Shares. On the date that the Company pays a cash dividend to holders of Stock generally, the Participant shall be credited with a number of additional whole Dividend Equivalent Shares determined by dividing (a) the product of (i) the dollar amount of the cash dividend paid per share of Stock on such date and (ii) the total number of Performance Shares and Dividend Equivalent Shares previously credited to the Participant pursuant to the Award and which have not been settled or forfeited pursuant to Section 5.2 as of such date, by (b) the Fair Market Value per share of Stock on such date. Any resulting fractional Dividend Equivalent Share shall be rounded to the nearest whole number. Such additional Dividend Equivalent Shares shall be subject to the same vesting and other terms and conditions and shall be settled or forfeited in the same manner and at the same time as the Performance Shares originally subject to the Award with respect to which they have been credited.
     4. Determination of 2009 EBITDA.
          4.1 2009 Financial Results. Following completion of the Performance Period, the Audit Committee of the Board shall approve the Company’s 2009 financial results, and

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following such approval, the Committee shall determine in accordance with the schedule set forth in the Grant Notice the resulting number of Performance Shares which shall become Vested Performance Shares on the Initial Vesting Date and the number of Performance Shares subject to time-based vesting, subject to the Participant’s continued Service through the vesting period, except as otherwise provided by Section 5. The Company shall promptly notify the Participant of the determination by the Committee.
          4.2 Adjustment to EBITDA for Extraordinary Items. The Audit Committee of the Board shall adjust EBITDA, as it deems appropriate, to exclude the effect (whether positive or negative) of any of the following occurring after the grant of the Award: (a) a change in accounting standards required by generally accepted accounting principles or (b) any extraordinary, unusual or nonrecurring item. Each such adjustment, if any, shall be made solely for the purpose of providing a consistent basis from period to period for the calculation of EBITDA in order to prevent the dilution or enlargement of the Participant’s rights with respect to the Award.
     5. Vesting of Performance Shares.
          5.1 Vesting. Except as provided by Section 8, the Performance Shares shall vest and become Vested Performance Shares as provided in the Grant Notice and as determined by the Committee. Dividend Equivalent Shares shall become Vested Performance Shares at the same time as the Performance Shares originally subject to the Award with respect to which they have been credited.
          5.2 Forfeiture of Unvested Performance Shares. Except as otherwise provided by Section 8, on the Initial Vesting Date, the Participant shall forfeit and the Company shall automatically reacquire all Performance Shares subject to the Award set forth in column 3 of the table in the Grant Notice. In addition, and subject to the provisions of any employment, service or other agreement between the Participant and a Participating Company, in the event that the Participant’s Service terminates for any reason or no reason, with or without cause, the Participant shall forfeit and the Company shall automatically reacquire all Performance Shares which are not, as of the time of such termination, Vested Performance Shares. The Participant shall not be entitled to any payment for any forfeited Performance Shares.
     6. Settlement of the Award.
          6.1 Issuance of Common Shares. Subject to the provisions of Section 6.3 below, the Company shall issue to the Participant on the Settlement Date with respect to each Vested Performance Share one (1) Common Share. Common Shares issued in settlement of Performance Shares shall be subject to restrictions as may be required pursuant to Sections 6.3, 7, 12 or the Insider Trading Policy.
          6.2 Beneficial Ownership of Common Shares; Certificate Registration. The Participant hereby authorizes the Company, in its sole discretion, to deposit for the benefit of the Participant with any broker with which the Participant has an account relationship of which the Company has notice Common Shares acquired by the Participant pursuant to the settlement of the Award. Except as otherwise provided by this Section 6.2, a certificate for the Common

5

Shares as to which the Award is settled shall be registered in the name of the Participant, or, if applicable, in the names of the heirs of the Participant.
          6.3 Restrictions on Grant of the Award and Issuance of Common Shares. The grant of the Award and issuance of Common Shares upon settlement of the Award shall be subject to compliance with all applicable requirements of federal, state law or foreign law with respect to such securities. No Common Shares may be issued hereunder if the issuance of such shares would constitute a violation of any applicable federal, state or foreign securities laws or other law or regulations or the requirements of any stock exchange or market system upon which the Stock may then be listed. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance of any Common Shares subject to the Award shall relieve the Company of any liability in respect of the failure to issue such shares as to which such requisite authority shall not have been obtained. As a condition to the settlement of the Award, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be requested by the Company.
          6.4 Fractional Shares. The Company shall not be required to issue fractional Common Shares upon the settlement of the Award. Any fractional share resulting from the determination of the number of Vested Performance Shares shall be rounded up to the nearest whole number.
     7. Tax Withholding.
          7.1 In General. At the time the Grant Notice is executed, or at any time thereafter as requested by the Company, the Participant hereby authorizes withholding from payroll and any other amounts payable to the Participant, and otherwise agrees to make adequate provision for, any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company, if any, which arise in connection with the Award or the issuance of Common Shares in settlement thereof. The Company shall have no obligation to process the settlement of the Award or to deliver Common Shares until the tax withholding obligations as described in this Section have been satisfied by the Participant.
          7.2 Withholding in Common Shares. Unless otherwise determined by the Company, the Company shall satisfy the tax withholding obligations (except with respect to any fractional share) of the Company or any other Participating Company by deducting from the Common Shares otherwise deliverable to the Participant in settlement of the Award a number of whole Common Shares having a fair market value, as determined by the Company as of the date on which the tax withholding obligations arise, not in excess of the amount of such tax withholding obligations determined by the applicable minimum statutory withholding rates. The Company is authorized to satisfy the tax withholding obligations, if any, remaining following the procedure described in this Section 7.2 by withholding from payroll or any other amounts payable to the Participant.

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     8. CHANGE IN CONTROL.
          8.1 Effect of Change in Control on Performance Shares. In the event of a Change in Control prior to the Initial Vesting Date and provided that the Participant’s Service has not terminated prior to the consummation of the Change in Control (except as otherwise provided below), 100% of the Target Number of Performance Shares shall become Vested Performance Shares and shall be settled in accordance with Section 6 immediately prior to (and contingent upon) the consummation of the Change in Control. In the event of a Change in Control on or after the Initial Vesting Date and provided that the Participant’s Service has not terminated prior to the consummation of the Change in Control (except as otherwise provided below), then, in addition to the number of Performance Shares which became Vested Performance Shares on the Initial Vesting Date, as provided in the Grant Notice and as determined by the Committee, 100% of the Performance Shares subject to time based vesting, as provided in the Grant Notice and as determined by the Committee, shall become Vested Performance Shares and shall be settled in accordance with Section 6 immediately prior to (and contingent upon) the consummation of the Change in Control. Notwithstanding any provision of this Agreement or the Grant Notice to the contrary, for purposes of the acceleration of vesting of the Performance Shares provided by this Section, termination of the Participant’s employment with the Company within a period of four (4) months prior to the consummation of the Change in Control either as a result of involuntary termination by the Company without Cause, as described in Section 7.2 of the Employment Agreement, or as a result of termination by the Participant for Good Reason, as described in Section 7.3 of the Employment Agreement, shall not be treated as termination of the Participant’s Service prior to the consummation of the Change in Control.
          8.2 Federal Excise Tax Under Section 4999 of the Code.
               (a) Excess Parachute Payment. In the event that any acceleration of vesting the Performance Shares and any other payment or benefit received or to be received by the Participant would subject the Participant to any excise tax pursuant to Section 4999 of the Code due to the characterization of such acceleration of vesting, payment or benefit as an “excess parachute payment” under Section 280G of the Code, the Participant may elect, in his or her sole discretion, to reduce the amount of any acceleration of vesting called for by this Agreement in order to avoid such characterization.
               (b) Determination by Independent Accountants. To aid the Participant in making any election called for under Section 8.2(a), in connection with any event that might reasonably be anticipated to give rise to the acceleration of vesting under Section 8.1, the Company shall promptly request a determination in writing by independent public accountants selected by the Company (the “Accountants”). Unless the Company and the Participant otherwise agree in writing, the Accountants shall determine and report to the Company and the Participant the amount of such acceleration of vesting, payments and benefits which would produce the greatest after-tax benefit to the Participant. For the purposes of such determination, the Accountants may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Participant shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make their required determination. The Company shall bear all fees and expenses the

7

Accountants may reasonably charge in connection with their services contemplated by this Section 8.2(b).
     9. Adjustments for Changes in Capital Structure.
          Subject to any required action by the stockholders of the Company, in the event of any change in the Stock effected without receipt of consideration by the Company, whether through merger, consolidation, reorganization, reincorporation, recapitalization, reclassification, stock dividend, stock split, reverse stock split, split-up, split-off, spin-off, combination of shares, exchange of shares, or similar change in the capital structure of the Company, or in the event of payment of a dividend or distribution to the stockholders of the Company in a form other than Stock (excepting normal cash dividends) that has a material effect on the Fair Market Value of shares of Stock, appropriate adjustments shall be made in the number of Performance Shares and/or the number and kind of shares to be issued in settlement of the Award, in order to prevent dilution or enlargement of the Participant’s rights under the Award. For purposes of the foregoing, conversion of any convertible securities of the Company shall not be treated as “effected without receipt of consideration by the Company.” Any fractional share resulting from an adjustment pursuant to this Section shall be rounded down to the nearest whole number. Such adjustments shall be determined by the Plan Administrator, and its determination shall be final, binding and conclusive.
     10. Rights as a Stockholder or Employee.
          The Participant shall have no rights as a stockholder with respect to any Common Shares which may be issued in settlement of this Award until the date of the issuance of a certificate for such shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). No adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date such certificate is issued, except as provided in Sections 3.3 and 9. If the Participant is an employee, the Participant understands and acknowledges that, except as otherwise provided in a separate, written employment agreement between a Participating Company and the Participant, the Participant’s employment is “at will” and is for no specified term. Nothing in this Agreement shall confer upon the Participant any right to continue in Service interfere in any way with any right of any Participating Company to terminate the Participant’s Service at any time.
     11. Legends.
          The Company may at any time place legends referencing any applicable federal, state or foreign securities law restrictions on all certificates representing Common Shares issued pursuant to this Agreement. The Participant shall, at the request of the Company, promptly present to the Company any and all certificates representing shares acquired pursuant to this Award in the possession of the Participant in order to carry out the provisions of this Section.
     12. Compliance with Section 409A.
          It is intended that any election, payment or benefit which is made or provided pursuant to or in connection with this Award that may result in Section 409A Deferred Compensation shall comply in all respects with the applicable requirements of Section 409A

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(including applicable regulations or other administrative guidance thereunder, as determined by the Committee in good faith) to avoid the unfavorable tax consequences provided therein for non-compliance. In connection with effecting such compliance with Section 409A, the following shall apply:
          12.1 Required Delay in Payment to Specified Employee. If the Participant is a “specified employee” of a publicly traded corporation as defined under Section 409A(a)(2)(B)(i) of the Code, unless subject to an applicable exception under Section 409A, any payment of Section 409A Deferred Compensation in connection with a “separation from service” (as determined for purposes of Section 409A) shall not be made until six (6) months after the Participant’s separation from service (the “Section 409A Deferral Period”). In the event such payments are otherwise due to be made in installments or periodically during the Section 409A Deferral Period, the payments of Section 409A Deferred Compensation which would otherwise have been made in the Section 409A Deferral Period shall be accumulated and paid in a lump sum as soon as the Section 409A Deferral Period ends, and the balance of the payments shall be made as otherwise scheduled.
          12.2 Other Delays in Payment. Neither the Participant nor the Company shall take any action to accelerate or delay the payment of any benefits under this Agreement in any manner which would not be in compliance with Code Section 409A.
          12.3 Amendments to Comply with Section 409A; Indemnification. Notwithstanding any other provision of this Agreement to the contrary, the Company is authorized to amend this Agreement, to void or amend any election made by the Participant under this Agreement and/or to delay the payment of any monies and/or provision of any benefits in such manner as may be determined by the Company, in its discretion, to be necessary or appropriate to comply with Section 409A without prior notice to or consent of the Participant. The Participant hereby releases and holds harmless the Company, its directors, officers and stockholders from any and all claims that may arise from or relate to any tax liability, penalties, interest, costs, fees or other liability incurred by the Participant in connection with the Award, including as a result of the application of Section 409A.
     13. Miscellaneous Provisions.
          13.1 Termination or Amendment. The Committee may terminate or amend this Agreement at any time; provided, however, that no such termination or amendment may adversely affect the Participant’s rights under this Agreement without the consent of the Participant unless such termination or amendment is necessary to comply with applicable law or government regulation or as provided in Section 12.3. No amendment or addition to this Agreement shall be effective unless in writing.
          13.2 Nontransferability of the Award. Prior the issuance of Common Shares on the Settlement Date, neither this Award nor any Performance Shares subject to this Award shall be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or by the laws of descent and distribution. All rights with

9

respect to the Award shall be exercisable during the Participant’s lifetime only by the Participant or the Participant’s guardian or legal representative.
          13.3 Unfunded Obligation. The Participant shall have the status of a general unsecured creditor of the Company. Any amounts payable to the Participant pursuant to the Award shall be an unfunded and unsecured obligation for all purposes, including, without limitation, Title I of the Employee Retirement Income Security Act of 1974. The Company shall not be required to segregate any monies from its general funds, or to create any trusts, or establish any special accounts with respect to such obligations.
          13.4 Further Instruments. The parties hereto agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement.
          13.5 Binding Effect. This Agreement shall inure to the benefit of the successors and assigns of the Company and, subject to the restrictions on transfer set forth herein, be binding upon the Participant and the Participant’s heirs, executors, administrators, successors and assigns.
          13.6 Delivery of Documents and Notices. Any document relating to the Award or any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given (except to the extent that this Agreement provides for effectiveness only upon actual receipt of such notice) upon personal delivery, electronic delivery at the e-mail address, if any, provided for the Participant by a Participating Company, or upon deposit in the U.S. Post Office or foreign postal service, by registered or certified mail, or with a nationally recognized overnight courier service, with postage and fees prepaid, addressed to the other party at the address shown below that party’s signature to the Grant Notice or at such other address as such party may designate in writing from time to time to the other party.
               (a) Description of Electronic Delivery. The Award documents, which may include but do not necessarily include: the Grant Notice, this Agreement, the Award Prospectus, and any reports of the Company provided generally to the Company’s stockholders, may be delivered to the Participant electronically. In addition, the Participant may deliver electronically the Grant Notice to the Company or to such third party involved in administering the Award as the Company may designate from time to time. Such means of electronic delivery may include but do not necessarily include the delivery of a link to a Company intranet or the Internet site of a third party involved in administering the Award, the delivery of the document via e-mail or such other means of electronic delivery specified by the Company.
               (b) Consent to Electronic Delivery. The Participant acknowledges that the Participant has read Section 13.6(a) of this Agreement and consents to the electronic delivery of the Award documents, as described in Section 13.6(a). The Participant acknowledges that he or she may receive from the Company a paper copy of any documents delivered electronically at no cost to the Participant by contacting the Company by telephone or in writing. The Participant further acknowledges that the Participant will be provided with a paper copy of any documents if the attempted electronic delivery of such documents fails. Similarly, the Participant understands that the Participant must provide the Company or any designated third party administrator with a

10

paper copy of any documents if the attempted electronic delivery of such documents fails. The Participant may revoke his or her consent to the electronic delivery of documents described in Section 13.6(a) or may change the electronic mail address to which such documents are to be delivered (if Participant has provided an electronic mail address) at any time by notifying the Company of such revoked consent or revised e-mail address by telephone, postal service or electronic mail. Finally, the Participant understands that he or she is not required to consent to electronic delivery of documents described in Section 13.6(a).
          13.7 Integrated Agreement. The Grant Notice and this Agreement, together with any employment, service or other agreement between the Participant and a Participating Company referring to the Award, shall constitute the entire understanding and agreement of the Participant and the Participating Company Group with respect to the subject matter contained herein or therein and supersedes any prior agreements, understandings, restrictions, representations, or warranties between the Participant and the Participating Company Group with respect to such subject matter other than those as set forth or provided for herein or therein. To the extent contemplated herein or therein, the provisions of the Grant Notice and the Agreement shall survive any settlement of the Award and shall remain in full force and effect.
          13.8 Applicable Law. This Agreement shall be governed by the laws of the State of Arizona as such laws are applied to agreements between Arizona residents entered into and to be performed entirely within the State of Arizona.
          13.9 Counterparts. The Grant Notice may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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EXHIBIT B
FORM OF
CONFIDENTIAL SEPARATION AND RELEASE AGREEMENT
     This Confidential Separation and Release Agreement (“Agreement”) is between Jason B. Zintak (“Employee”) and JDA Software Group, Inc. (the “Company”) (hereinafter the “parties”), and is entered into as of                                         . This Agreement will not become effective until the expiration of seven (7) days from Employee’s execution of this Agreement (the “Effective Date”).
     WHEREAS, Employee has been employed by the Company as                      and is a party to that certain Employment Agreement dated August 17, 2009, as amended by and between the Company and Employee as then in effect immediately prior to the Effective Date (the “Employment Agreement”).
     WHEREAS, the Employee’s employment with the Company was terminated effective as of (the “Termination Date”);
     WHEREAS, the Company and Employee desire to avoid disputes and/or litigation regarding Employee’s termination from employment or any events or circumstances preceding or coincident with the termination from employment; and
     WHEREAS, the Company and Employee have agreed upon the terms on which Employee is willing, for sufficient and lawful consideration, to compromise any claims known and unknown which Employee may have against the Company.
     WHEREAS, the parties desire to settle fully and finally, in the manner set forth herein, all differences between them which have arisen, or which may arise, prior to, or at the time of, the execution of this Agreement, including, but in no way limited to, any and all claims and controversies arising out of the employment relationship between Employee and the Company, and the termination thereof;
     NOW, THEREFORE, in consideration of these recitals and the promises and agreements set forth in this Agreement, Employee’s employment with the Company will terminate upon the following terms:
     1. General Release: Employee for himself or herself and on behalf of Employee’s attorneys, heirs, assigns, successors, executors, and administrators IRREVOCABLY AND UNCONDITIONALLY RELEASES, ACQUITS AND FOREVER DISCHARGES the Company and any current or former stockholders, directors, parent, subsidiary, affiliated, and related corporations, firms, associations, partnerships, and entities, and their successors and assigns, from any and all claims and causes of action whatsoever, whether known or unknown or whether connected with Employee’s employment by the Company or not, which may have arisen, or which may arise, prior to, or at the time of, the execution of this Agreement, including, but not limited to, any claim or cause of action arising out of any contract, express or implied, any covenant of good faith and fair dealing, express or implied, any tort (whether intentional or released in this agreement), or under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Worker Adjustment and Retraining Notification (WARN) Act, the Older Workers Benefit Protection Act, or any other municipal, local, state, or federal law, common or statutory.
     2. Covenant Not to Sue: Employee also COVENANTS NOT TO SUE, OR OTHERWISE PARTICIPATE IN ANY ACTION OR CLASS ACTION against the Company or any of the released parties based upon any of the claims released in this Agreement.

     3. Severance Terms: Upon the expiration of seven (7) days from Employee’s execution of this Agreement and provided that this Agreement has become effective in accordance with its terms, in consideration for the promises, covenants, agreements, and releases set forth herein and in the Employment Agreement, the Company agrees to pay Employee the Severance Benefits as defined in and pursuant to the Employment Agreement (the “Severance Benefits”).
     4. Right to Revoke: Employee may revoke this Agreement by notice to the Company, in writing, received within seven (7) days of the date of its execution by Employee (the “Revocation Period”). Employee agrees that Employee will not receive the benefits provided by this Agreement if Employee revokes this Agreement. Employee also acknowledges and agrees that if the Company has not received from Employee notice of Employee’s revocation of this Agreement prior to the expiration of the Revocation Period, Employee will have forever waived Employee’s right to revoke this Agreement, and this Agreement shall thereafter be enforceable and have full force and effect.
     5. Acknowledgement: Employee acknowledges and agrees that: (A) except as to any Severance Benefits which remain unpaid as of the date of this Agreement, no additional consideration, including salary, wages, bonuses or Equity Awards as described in the Employment Agreement, is to be paid to him by the Company in connection with this Agreement; (B) except as provided by this Agreement, Employee has no contractual right or claim to the Severance Benefits; and, (C) payments pursuant to this Agreement shall terminate immediately if Employee breaches any of the provisions of this Agreement.
     6. Non-Admissions: Employee acknowledges that by entering into this Agreement, the Company does not admit, and does specifically deny, any violation of any local, state, or federal law.
     7. Confidentiality: Employee agrees that Employee shall not directly or indirectly disclose the terms, amount or fact of this Agreement to anyone other than Employee’s immediate family or counsel, except as such disclosure may be required for accounting or tax reporting purposes or as otherwise may be required by law.
     8. Nondisparagement: Each party agrees that it will not make any statements, written or verbal, or cause or encourage others to make any statements, written or verbal, that defame, disparage or in any way criticize the personal or business reputation, practices or conduct of the other including, in the case of the Company, its employees, directors and stockholders.
     9. Acknowledgement of Restrictions; Confidential Information: Employee acknowledges and agrees that Employee has continuing non-competition, non-solicitation and non-disclosure obligations under the Employment Agreement and the Employee Innovations and Proprietary Rights Assignment Agreement between Employee and the Company (the “Proprietary Rights Agreement”). Employee acknowledges and reaffirms Employee’s obligation to continue abide fully and completely with all post-employment provisions of the Employment Agreement and the Proprietary Rights Agreement and agrees that nothing in this Agreement shall operate to excuse or otherwise relieve Employee of such obligations.
     11. Severability: If any provision of this Agreement is held to be illegal, invalid, or unenforceable, such provision shall be fully severable and/or construed in remaining part to the full extent allowed by law, with the remaining provisions of this Agreement continuing in full force and effect.
     12. Entire Agreement: This Agreement, along with the Employment Agreement and the Proprietary Rights Agreement which are referred to above, constitute the entire agreement between the Employee and the Company, and supersede all prior and contemporaneous negotiations and agreements, oral or written. This Agreement cannot be changed or terminated except pursuant to a written agreement executed by the parties.
     13. Governing Law: This Agreement shall be governed by and construed in accordance with the laws of the State of Arizona, except where preempted by federal law.
     14. Statement of Understanding: By executing this Agreement, Employee acknowledges that (a) Employee has had at least twenty-one (21) or forty-five (45) days, as applicable in accordance with the Age Discrimination in Employment Act, as amended, to consider the terms of this Agreement and has considered its terms for such a period of time or has knowingly and voluntarily waived Employee’s right to do so by executing this Agreement and returning it to the Company; (b) Employee has been advised by the Company to consult with an attorney regarding the terms of this Agreement; (c) Employee has consulted with, or has had sufficient opportunity to consult with, an attorney of Employee’s own choosing regarding the terms of this Agreement; (d) any and all questions regarding the terms of this Agreement have been asked and answered to Employee’s complete satisfaction; (e) Employee has read this Agreement and fully understands its terms and their import; (f) except as provided by this Agreement, Employee has no contractual right or claim to the benefits and payments described herein; (g) the consideration provided for herein is good and valuable; and (h) Employee is entering into this Agreement voluntarily, of Employee’s own free will, and without any coercion, undue influence, threat, or intimidation of any kind or type whatsoever.
EXECUTED in                                                             , this day of                                                              , 20__.

EMPLOYEE
EXECUTED in                                                             , this day of                                                              , 20__.

JDA Software Group, Inc.

By:
Name:
Title: